Exhibit (h)(1)(a)

AMENDMENT TO ADMINISTRATIVE AGREEMENT
Dated  July 24, 2001

	The Administrative Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the First Hawaii Municipal Bond Fund series and the First Hawaii Intermediate Municipal Fund series and First Pacific Management Corporation, a Hawaii corporation, is amended as follows:


FIRST:	The Administrative Agreement is hereby amended
to change the name of the First Hawaii Municipal Bond Fund to the Hawaii Municipal Fund and the name of the First Hawaii
Intermediate Municipal Fund to the Hawaii Intermediate Fund and the name of First Pacific Management Corporation to First Pacific
Capital Corporation.

	SECOND:	The foregoing amendments to the Administrative
Agreement have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Administrative Agreement Amendment will
become effective on July 24, 2001.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

					FIRST PACIFIC MUTUAL FUND, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
					  	   Jean M. Chun, Secretary



FIRST PACIFIC CAPITAL CORPORATION


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary